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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330 Investors
Les Morris	317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDENDS

        Indianapolis, Indiana—October 29, 2007…Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today announced results for the quarter ended September 30, 2007:

  •
  Funds from operations ("FFO") of the Simon portfolio for the quarter increased 13.3% to $418.7 million from $369.5 million in the third quarter of 2006. On a diluted per share basis the increase was 12.3% to $1.46 from $1.30 in 2006. FFO of the Simon portfolio for the nine months increased 8.9% to $1.184 billion from $1.087 billion in 2006. On a diluted per share basis the increase was 8.4% to $4.14 per share from $3.82 per share in 2006.

  •
  Net income available to common stockholders for the quarter increased 74.3% to $164.9 million from $94.6 million in the third quarter of 2006. On a diluted per share basis the increase was 72.1% to $0.74 from $0.43 in 2006. Net income available to common stockholders for the nine months increased 14.8% to $323.2 million from $281.5 million in 2006. On a diluted per share basis the increase was 14.2% to $1.45 per share from $1.27 per share in 2006. The increase in net income for the quarter and nine months is primarily attributable to higher gains recognized in 2007 on the sale of assets and interests in unconsolidated entities partially offset by lower income from unconsolidated entities as a result of increased depreciation expense attributable to the acquisition of the Mills portfolio of assets.

	As of September 30, 2007(4)	As of September 30, 2006	Change
Occupancy
Regional Malls(1)	92.7%	92.5%	20 basis point increase
Premium Outlet Centers®(2)	99.6%	99.3%	30 basis point increase
Community/Lifestyle Centers(2)	92.8%	90.7%	210 basis point increase
Comparable Sales per Sq. Ft.
Regional Malls(3)	$491	$474	3.6% increase
Premium Outlet Centers(2)	$499	$462	8.0% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$36.92	$35.23	4.8% increase
Premium Outlet Centers(2)	$25.45	$24.05	5.8% increase
Community/Lifestyle Centers(2)	$12.15	$11.69	3.9% increase

(1)
For mall and freestanding stores.

(2)
For all owned gross leasable area (GLA).

(3)
For mall and freestanding stores with less than 10,000 square feet.

(4)
Statistics do not include the Mills portfolio of assets.

Dividends

        Today the Company announced a quarterly common stock dividend of $0.84 per share. This dividend will be paid on November 30, 2007 to stockholders of record on November 16, 2007.

        The Company also declared dividends on its two outstanding public issues of preferred stock:

  •
  6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on November 30, 2007 to stockholders of record on November 16, 2007.

  •
  8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on December 31, 2007 to stockholders of record on December 17, 2007.

2007 Guidance

        Today the Company announced that it expects to achieve at least the high end of its previously updated guidance range of $5.83 to $5.88 per share for diluted FFO for the year ending December 31, 2007. The Company's original guidance for 2007 diluted FFO was a range of $5.70 to $5.83 per share. The Company expects diluted net income available to common stockholders for 2007 to be approximately $2.13 per share.

        The following table provides the reconciliation of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2007
Estimated diluted net income available to common stockholders per share	$2.13
Depreciation and amortization including our share of joint ventures	4.15
Gain on sale of assets and interests in unconsolidated entities, net	(0.29)
Impact of additional dilutive securities	(0.11)

Estimated diluted FFO per share	$5.88

U.S. Development Activity

        The Company continues construction on:

  •
  Philadelphia Premium Outlets—a 425,000 square foot upscale manufacturers' outlet center in Limerick, Pennsylvania, 35 miles northwest of Philadelphia. The center is scheduled to open on November 8, 2007. It is 98% leased to tenants including Ann Taylor, Banana Republic, Burberry, Coach, Elie Tahari, Kate Spade, Michael Kors, Neiman Marcus Last Call and Sony. Phase II of this project comprising 120,000 square feet is under construction and scheduled to open in April of 2008.

  •
  Palms Crossing—a 396,000 square foot community center in McAllen, Texas. The first phase of the center is scheduled to open 92% leased on November 15, 2007. The center is anchored by Beall's, DSW, Barnes & Noble, Babies "R" Us, Sports Authority, Ulta Cosmetics and Ashley Furniture. Restaurants include P.F. Chang's, B.J.'s Restaurant and Brewery, Macaroni Grill and Houlihan's.

  •
  Pier Park—a 920,000 square foot community/lifestyle center in Panama City Beach, Florida. Target and a 16-screen theater have already opened at the center. The remainder of the project is scheduled to open in May of 2008.

  •
  Hamilton Town Center—a 950,000 square foot open-air retail center in Noblesville, Indiana. JCPenney opened at the project in October. The remainder of the 690,000 square foot first phase of the center is scheduled to open in May of 2008.

  •
  Houston Premium Outlets—a 433,000 square foot upscale manufacturers' outlet center in Houston, Texas. The center is scheduled to open in May of 2008.

  •
  Jersey Shore Premium Outlets—a 435,000 square foot upscale manufacturers' outlet center in Tinton Falls, New Jersey. The center is scheduled to open in the fall of 2008.

International Activity

        Recent international activities include:

  •
  On July 5th, the Company's Chelsea division opened Kobe-Sanda Premium Outlets, the sixth Premium Outlet Center in Japan and the second in the Kansai region. The project is located 22 miles north of downtown Kobe and 30 miles northwest of central Osaka. The 195,000 square-foot first phase of the project opened 100% leased to 90 tenants. Approximately 70% of the center has been leased to international brands and the balance to Japanese domestic brands.

    Kobe-Sanda Premium Outlets was developed by Chelsea Japan Co., Ltd., a joint venture of Simon Property Group (40% interest), Mitsubishi Estate Co., Ltd. and Sojitz Corporation (each 30%), and brings the joint venture's operating portfolio of Premium Outlet Centers to 1.6 million square feet of gross leasable area.

  •
  On July 26th, the Company announced that the Porta di Roma shopping center in Rome, Italy opened to the public. The center is located on the north side of Rome adjacent to the Grande Annulare, the peripheral highway which circles the city. The 1.3 million square foot center (Italy's largest shopping center) opened 97% leased and is anchored by Auchan, LeRoy Merlin, IKEA and a 14-screen UGC Movie Theatre. The center's 210 small shops have been leased to significant national and international retailers. The trade area for Porta di Roma contains approximately 1.3 million people.

    The center is the joint development of the Lamaro Group, a major Rome-based construction and development organization, and Gallerie Commerciali Italia ("GCI"), Simon's Italian joint venture partnership with Groupe Auchan. GCI owns 40% of this project.

  •
  On September 27th, GCI opened its 100% owned Cinisello shopping center in Milan, Italy. The 400,000 square foot center opened fully leased, is anchored by Auchan, and contains approximately 100 shops including H&M, Darty, Scarpe Scarpe, Nike, Calvin Klein, and Conbipel.

        Development projects:

  •
  Construction continues on two shopping center projects in Italy partially owned by GCI-Nola (Naples) is expected to open in December of 2007 and Argine (Naples) is scheduled to open in late 2008. After the opening of these two projects, GCI will own interests in 45 shopping centers in Italy comprising approximately 10.6 million square feet of gross leasable area.

  •
  Construction also continues on five projects in China located in Changshu, Hangzhou, Hefei, Suzhou, and Zhengzhou. The centers range in size from 300,000 to 720,000 square feet and will be anchored by Wal-Mart. A 2008 opening is scheduled for Changshu, followed by anticipated 2009 openings for Hangzhou, Hefei, Suzhou and Zhengzhou. Simon owns 32.5% of these projects through its partnership with Morgan Stanley Real Estate Fund and Shenzhen International Trust and Investment Company CP.

Dispositions

        During the quarter, the Company continued its program to divest non-core assets in the U.S. with the disposition of four properties:

  •
  Alton Square—a regional mall in the St. Louis suburb of Alton, Illinois

  •
  University Mall—a regional mall in Little Rock, Arkansas

  •
  Boardman Plaza—a community center in Youngstown, Ohio

  •
  Griffith Park Plaza—a community center in the Chicago suburb of Griffith, Indiana

        On July 5th the Company's Simon Ivanhoe joint venture completed the sale of five non-core assets in Poland.

        The net gain from these dispositions was $82.2 million.

Financing Activity

        On August 22nd, the Company announced the syndication of a senior loan facility for The Mills Limited Partnership ("TMLP"), an entity owned by SPG-FCM Ventures, LLC (a joint venture between a Simon subsidiary and funds managed by Farallon Capital Management, L.L.C.). The facility was initially closed for $925 million in June of 2007 by JPMorgan Chase and Bank of America, Joint Arrangers and Joint Book Managers, and included a $50 million revolving credit facility.

        As part of the syndication, the senior loan facility was increased to $1.025 billion, consisting of a $975 million senior term loan and a $50 million revolving credit facility. The facility matures in June 2009 and contains three, one-year extensions, at TMLP's option. The interest rate for the facility is LIBOR plus 125 basis points.

        On October 4th, the Company announced the successful implementation of the $500 million accordion feature in its existing unsecured corporate credit facility, thereby increasing the Company's revolving borrowing capacity from $3.0 billion to $3.5 billion. The expanded credit facility includes a larger $875 million multi-currency tranche for Euro, Yen and Sterling borrowings. The facility will mature in January 2010 and contains a one-year extension at the Company's sole option. The base interest rate on the Company's facility is currently LIBOR plus 37.5 basis points.

        On October 2nd, the Company announced the completion of the redemption of all 3,000,000 of the outstanding shares of its 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock. The Series G Preferred was redeemed at a redemption price of $50.00 per share plus accrued and unpaid distributions to the redemption date, or a total of $50.011 per share. The Company sold a new issue of preferred stock to an institutional investor in a private transaction and used the proceeds to pay the aggregate redemption price.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time today, October 29, 2007. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the Company's ability to meet debt service requirements, the availability of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, impact of terrorist activities, inflation and maintenance of REIT status. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC that could cause the Company's actual results to differ materially from the forward-looking statements that the Company makes. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations ("FFO")

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts ("REITs") and provides a relevant basis for comparison among REITs. The Company determines FFO in accordance with the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT").

About Simon

        Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company. Simon is a fully integrated real estate company which operates from five retail real estate platforms: regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties. It currently owns or has an interest in 378 properties comprising 257 million square feet of gross leasable area in North America, Europe and Asia. The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG. For further information, visit the Company's website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUE:
Minimum rent	$536,377	$500,589	$1,569,328	$1,474,503
Overage rent	27,049	21,931	63,575	53,287
Tenant reimbursements	262,183	233,278	730,780	681,090
Management fees and other revenues	34,952	20,780	73,369	60,348
Other income	46,584	42,158	178,166	135,895

Total revenue	907,145	818,736	2,615,218	2,405,123
EXPENSES:
Property operating	121,698	118,185	343,047	331,389
Depreciation and amortization	224,662	211,390	670,544	632,200
Real estate taxes	77,939	73,427	236,184	225,636
Repairs and maintenance	26,322	23,910	84,073	74,704
Advertising and promotion	22,192	17,718	61,486	55,661
Provision for credit losses	3,134	393	5,100	4,853
Home and regional office costs	32,976	32,703	95,945	95,691
General and administrative	4,887	4,422	14,905	13,920
Other	14,636	15,264	42,718	40,492

Total operating expenses	528,446	497,412	1,554,002	1,474,546
OPERATING INCOME	378,699	321,324	1,061,216	930,577

Interest expense	(238,155)	(206,195)	(704,287)	(611,010)
Minority interest in income of consolidated entities	(3,052)	(3,154)	(9,098)	(7,512)
Income tax expense of taxable REIT subsidiaries	(648)	(2,536)	(1,405)	(7,395)
Income from unconsolidated entities, net	8,491	25,898	37,723	75,703
Gain on sale of assets and interests in unconsolidated entities, net	82,197	9,457	82,697	51,406
Limited Partners' interest in the Operating Partnership	(42,897)	(24,951)	(84,223)	(74,429)
Preferred distributions of the Operating Partnership	(5,382)	(6,893)	(16,218)	(20,647)

Income from continuing operations	179,253	112,950	366,405	336,693
Discontinued operations, net of Limited Partners' interest	(26)	45	(171)	89
Gain on sale of discontinued operations, net of Limited Partners' interest	—	—	—	66

NET INCOME	179,227	112,995	366,234	336,848
Preferred dividends	(14,290)	(18,403)	(42,999)	(55,371)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$164,937	$94,592	$323,235	$281,477

PER SHARE DATA:
Basic Earnings per Common Share	$0.74	$0.43	$1.45	$1.27

Diluted Earnings per Common Share	$0.74	$0.43	$1.45	$1.27

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2007	December 31, 2006
ASSETS:
Investment properties, at cost	$24,138,267	$22,863,963
Less—accumulated depreciation	5,139,607	4,606,130

	18,998,660	18,257,833
Cash and cash equivalents	389,968	929,360
Tenant receivables and accrued revenue, net	370,443	380,128
Investment in unconsolidated entities, at equity	1,996,540	1,526,235
Deferred costs and other assets	1,133,175	990,899
Notes receivable from related parties	769,580	—

Total assets	$23,658,366	$22,084,455

LIABILITIES:
Mortgages and other indebtedness	$17,266,451	$15,394,489
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,131,257	1,109,190
Cash distributions and losses in partnerships and joint ventures, at equity	231,972	227,588
Other liabilities, minority interest and accrued dividends	182,019	178,250

Total liabilities	18,811,699	16,909,517

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	761,238	837,836
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	308,393	357,460
STOCKHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 17,812,029 and 17,578,701 issued and outstanding, respectively, and with liquidation values of $890,601 and $878,935, respectively	897,197	884,620
Common stock, $.0001 par value, 400,000,000 shares authorized, 227,691,621 and 225,797,566 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,051,664	5,010,256
Accumulated deficit	(1,979,517)	(1,740,897)
Accumulated other comprehensive income	21,275	19,239
Common stock held in treasury at cost, 4,697,332 and 4,378,495 shares, respectively	(213,606)	(193,599)

Total stockholders' equity	3,777,036	3,979,642

Total liabilities and stockholders' equity	$23,658,366	$22,084,455

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Minimum rent	$466,933	$262,417	$1,184,208	$771,054
Overage rent	26,448	19,094	64,090	51,518
Tenant reimbursements	220,621	136,080	572,820	386,064
Other income	47,841	40,138	136,707	107,979

Total revenue	$761,843	$457,729	$1,957,825	$1,316,615
Operating Expenses:
Property operating	165,419	98,716	407,021	267,767
Depreciation and amortization	160,403	79,035	400,234	230,018
Real estate taxes	60,073	34,073	160,989	99,194
Repairs and maintenance	24,672	20,065	77,691	60,549
Advertising and promotion	14,997	11,029	38,037	24,569
Provision for credit losses	7,416	2,389	14,139	3,821
Other	35,494	26,265	103,853	86,417

Total operating expenses	468,474	271,572	1,201,964	772,335

Operating Income	$293,369	$186,157	$755,861	$544,280
Interest expense	(248,588)	(105,417)	(594,093)	(307,150)
Income from unconsolidated entities	545	480	458	719
Gain on sale of assets	198,135	—	193,376	94

Income from Continuing Operations	$243,461	$81,220	$355,602	$237,943
Income from consolidated joint venture interests(A)	(28)	4,058	2,562	9,565
Income from discontinued joint venture interests(B)	—	129	176	631
Gain (loss) on disposal or sale of discontinued operations, net	—	(329)	19	20,375

Net Income	$243,433	$85,078	$358,359	$268,514

Third-Party Investors' Share of Net Income	$133,705	$51,049	$194,377	$160,488

Our Share of Net Income	109,728	34,029	163,982	108,026
Amortization of Excess Investment	(11,014)	(12,164)	(36,036)	(37,056)
Income from Beneficial Interests and Other, Net	—	4,033	—	15,309
Write-off of Investment Related to Properties Sold	—	135	—	(2,842)
Our Share of Net Gain Related to Properties Sold	(90,223)	(135)	(90,223)	(7,734)

Income from Unconsolidated Entities and Beneficial Interests, Net	8,491	25,898	37,723	75,703

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	September 30, 2007	December 31, 2006
Assets:
Investment properties, at cost	$20,913,688	$10,669,967
Less—accumulated depreciation	3,077,050	2,206,399

	17,836,638	8,463,568
Cash and cash equivalents	680,139	354,620
Tenant receivables	346,567	258,185
Investment in unconsolidated entities	228,871	176,400
Deferred costs and other assets	847,169	307,468

Total assets	$19,939,384	$9,560,241

Liabilities and Partners' Equity:
Mortgages and other indebtedness	$16,049,363	$8,055,855
Accounts payable, accrued expenses, and deferred revenue	987,600	513,472
Other liabilities	1,008,096	255,633

Total liabilities	18,045,059	8,824,960
Preferred units	67,450	67,450
Partners' equity	1,826,875	667,831

Total liabilities and partners' equity	$19,939,384	$9,560,241

Our Share of:
Total assets	$8,150,966	$4,113,051

Partners' equity	$994,310	$380,150
Add: Excess Investment(C)	770,258	918,497

Our net Investment in Joint Ventures	$1,764,568	$1,298,647

Mortgages and other indebtedness	$6,416,329	$3,472,228

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)
Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and, as a result, gains control of the joint venture. These interests have been separated from operational interests to present comparative results of operations. As a result of the consolidation of Mall of Georgia during the fourth quarter of 2006 and Town Center at Cobb and Gwinnett Mall as of March 31, 2007, we reclassified our share of the pre-consolidation earnings from these properties.

(B)
Discontinued joint venture interests represent assets and partnership interests that have been sold.

(C)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Net Income to FFO(1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Net Income(2)(3)(4)(5)	$179,227	$112,995	$366,234	$336,848
Adjustments to Net Income to Arrive at FFO:
Limited Partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	48,279	31,844	100,441	95,076
Limited Partners' interest in discontinued operations	(6)	11	(44)	23
Depreciation and amortization from consolidated properties and discontinued operations	220,984	209,023	660,325	633,013
Simon's share of depreciation and amortization from unconsolidated entities	74,397	52,477	205,697	155,555
Gain on sales of assets and interests in unconsolidated entities and discontinued operations, net of Limited Partners' interest	(82,197)	(9,457)	(82,697)	(51,472)
Minority interest portion of depreciation and amortization	(2,302)	(2,091)	(6,595)	(6,222)
Preferred distributions and dividends	(19,672)	(25,296)	(59,217)	(76,018)

FFO of the Simon Portfolio	$418,710	$369,506	$1,184,144	$1,086,803

Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.74	$0.43	$1.45	$1.27
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	1.04	0.92	3.05	2.80
Gain on sales of assets and interests in unconsolidated entities and discontinued operations, net of Limited Partners' interest	(0.29)	(0.03)	(0.29)	(0.18)
Impact of additional dilutive securities for FFO per share	(0.03)	(0.02)	(0.07)	(0.07)

Diluted FFO per share	$1.46	$1.30	$4.14	$3.82

Details for per share calculations:
FFO of the Simon Portfolio	$418,710	$369,506	$1,184,144	$1,086,803
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	12,843	14,092	38,731	42,407

Diluted FFO of the Simon Portfolio	431,553	383,598	1,222,875	1,129,210
Diluted FFO allocable to unitholders	(84,635)	(75,785)	(240,259)	(223,432)

Diluted FFO allocable to common stockholders	$346,918	$307,813	$982,616	$905,778

Basic weighted average shares outstanding	223,103	221,198	222,993	220,925
Adjustments for dilution calculation:
Effect of stock options	746	872	814	911
Impact of Series C preferred unit conversion	89	1,041	136	1,050
Impact of Series I preferred unit conversion	2,414	3,261	2,510	3,270
Impact of Series I preferred stock conversion	11,081	10,724	11,052	10,796

Diluted weighted average shares outstanding	237,433	237,096	237,505	236,952
Weighted average limited partnership units outstanding	57,925	58,375	58,073	58,450

Diluted weighted average shares and units outstanding	295,358	295,471	295,578	295,402

Basic FFO per share	$1.49	$1.32	$4.21	$3.89
Percent Increase	12.9%		8.2%
Diluted FFO per share	$1.46	$1.30	$4.14	$3.82
Percent Increase	12.3%		8.4%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)
The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company's computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $0.5 million and $8.3 million for the three months ended September 30, 2007 and 2006, respectively, and $11.8 million and $34.6 million for the nine months ended September 30, 2007 and 2006, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $8.3 million and $7.8 million for the three months ended September 30, 2007 and 2006, respectively and $19.0 million and $13.1 million for the nine months ended September 30, 2007 and 2006, respectively.

(4)
Includes the Company's share of the fair market value of leases from acquisitions of $15.1 million and $17.4 million for the three months ended September 30, 2007 and 2006, respectively, and $41.3 million and $52.6 million for the nine months ended September 30, 2007 and 2006, respectively.

(5)
Includes the Company's share of debt premium amortization of $4.1 million and $9.4 million for the three months ended September 30, 2007 and 2006, respectively, and $26.1 million and $22.8 million for the nine months ended September 30, 2007 and 2006, respectively.

(6)
Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.

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  Exhibit 99.2
SIMON Consolidated Statements of Operations Unaudited (In thousands)
SIMON Consolidated Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands)
SIMON Joint Venture Balance Sheets Unaudited (In thousands)
SIMON Footnotes to Financial Statements Unaudited
SIMON Reconciliation of Net Income to FFO(1) Unaudited (In thousands, except as noted)
SIMON Footnotes to Reconciliation of Net Income to FFO Unaudited